Exhibit 99.1

VAALCO ENERGY, INC. CONFIRMS OIL DISCOVERY WITH ETAME 9P APPRAISAL WELLBORE

HOUSTON – October 17, 2019 – VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) (“VAALCO” or the “Company”), today announced that the Etame 9P appraisal wellbore, targeting the subcropping Dentale reservoir beneath the VAALCO-operated Etame field offshore Gabon, was successfully drilled to a total depth of 10,260 feet and encountered both Gamba and Dentale oil sands.  Operations are underway to plug back to a shallower depth and drill the Etame 9H horizontal development well section in the Gamba reservior.

Key highlights:

•	Verifies the presence of a Dentale oil column first identified in the Etame 4V well drilled in 2001
•	Encountered approximately 35 feet of good-quality Dentale oil sands with 27% porosity and 3,000 mD of permeability
•	VAALCO estimates gross recoverable oil resources of 2.5 to 10.5 million barrels of oil present in subcropping Dentale reservoirs
•	Identified an oil column which was thicker than expected in the Gamba reservoir which may result in higher ultimate oil recovery from the planned Etame 9H and Etame 11H wells than previously expected
•	VAALCO did not encounter H2S in either the Gamba or Dentale reservoirs
•	Operations are underway to retrieve drill pipe and tools that became lodged in the wellbore after reaching total depth which will delay completion of the Etame 9H into December.

Cary Bounds, Chief Executive Officer, commented, “We are excited that our first appraisal wellbore in the 2019/2020 drilling campaign has confirmed our estimates of meaningful recoverable resources in the subcropping Dentale, which we currently have classified as prospective.  The successful Etame 9P is the first of many appraisal opportunities that we have identified that have the potential to create substantial organic value for our shareholders. The result reaffirms the upside potential yet to be exploited from the Etame field.

We continue to assess the viability of drilling future Dentale development wells as we aim to extend the overall life of the field by continuing to add reserves and production. We are now focused on drilling the Etame 9H development well which, if successful, could result in additional production volumes coming online in December.

VAALCO remains focused on delivering value through operational execution, and we are hopeful that this is just the first of many positive steps toward our goal of organic production and reserve growth.”

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 31.1% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 110 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Chris Judd / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  Forward-looking  statements include all statements regarding well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company's business plans and strategy,  prospect evaluations, prospective resources and reserve growth, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual future results, including project plans and schedules and resource recoveries could differ materially due to changes in market conditions affecting the oil and gas industry or long-term oil and gas price levels, political or regulatory developments, reservoir performance, the outcome of future exploration and development efforts, technical or operating factors, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

These and other risks are further described in VAALCO's annual reports on Form 10-K and quarterly reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (“SEC”) which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

References to thickness of oil pay or of a formation where evidence of hydrocarbons have been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil accumulations are not necessarily indicative of future production or ultimate recovery.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

Supplemental Reserves Disclosure

This press release contains oil and gas metrics which do not have standardized meanings or standard methods of calculation as classified by the SEC and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.